EXHIBIT 10.2

Grant No.:

TREX COMPANY, INC.

2005 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Trex Company, Inc., a Delaware corporation (the “Company”), hereby grants stock appreciation rights (SARs) relating to its common stock, $.01 par value, (the “Stock”) to the Grantee named below. The terms and conditions of the SARs are set forth in this cover sheet, in the attachment, and in the Company’s 2005 Stock Incentive Plan (the “Plan”).

Grant Date:                     , 200

Name of Grantee:

Grantee’s Social Security Number:             -            -

Number of Shares of Stock Subject to the SARs:

SAR Grant Price per Share: $             .

Last Date to Exercise:                     1

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is available on request. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.

Grantee:
(Signature)

Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

[1]	Certain events can cause an earlier termination of the SAR. See “Effects of Changes in Capitalization” in the Plan. This date shall be extended for one (1) year in the event your employment terminates due to your death during the tenth year of the term.

TREX COMPANY, INC.

2005 STOCK INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

Vesting

The SARS are only exercisable before the Last Date to Exercise (noted on the cover sheet) and then only with respect to the vested portion of the SARs. Subject to the preceding sentence, you may exercise the SARs, in whole or in part, by following the procedures set forth in the Plan and below in this Agreement. For the purpose of this Agreement, “Service” means service as an employee of the Company or any Affiliate or service as Service Provider.

Your right to exercise the SARs vests as to thirty three and one-third percent (33 1/3%) of the total number of shares of Stock subject to the SARs, as shown on the cover sheet, on the one-year anniversary of the Grant Date (“Anniversary Date”), provided you then continue in Service. Thereafter, the number of shares of Stock for which you may exercise the SARS will vest at the rate of thirty three and one-third percent (33 1/3%) of the total number of shares of Stock shown on the cover sheet on each of the next two Anniversary Dates. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares of Stock shown on the cover sheet.

Except as otherwise provided herein, no additional shares of Stock will vest after your Service has terminated for any reason.

Notwithstanding the foregoing, if you should incur an Involuntary Termination within a one year period following a Change in Control, the SARs shall become 100% vested at the time of your termination. “Change in Control” means the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity (other than persons who are shareholders or Affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Company. “Involuntary Termination” means a termination of employment by the Company for a reason other than Cause or by you if the Company takes any action which results in a diminution in any material respect with your position (including status, offices, titles and reporting requirements), compensation, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you.

Regular Termination

If your Service terminates for any reason, other than death, Retirement, Disability or Cause, then your unvested SARs will expire immediately and your vested SARs will expire at the close of business at Company headquarters on the 90th day after your termination date (or, if such 90th day is a Saturday, Sunday or holiday, at the close of business on the next preceding day that is not a Saturday, Sunday or holiday); but in any event no later than the Last Date to Exercise.

For the purpose of this Agreement, Disability means “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) and “Cause” means, as determined by the Board, (i) gross negligence or willful misconduct in connection with the performance of duties; (ii) conviction of a criminal offense (other than minor traffic offenses); or (iii) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements.

Termination for Cause	If your Service is terminated for Cause, then you will immediately forfeit all rights to your SARs and the SARs will immediately expire.

Death

If your Service terminates because of your death, then your SARs shall fully vest and will expire at the close of business at Company headquarters on the date two (2) years after the date of your death (but not later than the Last Date to Exercise). During that two year period (but not later than the Last Date to Exercise), your estate or heirs may exercise your SARs.

In addition, notwithstanding any provision herein to the contrary, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Retirement, Disability or Cause), and a vested portion of your SARs has not yet been exercised, then your SARs will instead expire on the date two (2) years after your termination date (but not later than the Last Date to Exercise). In such a case, during the period following your death up to the date two (2) years after your termination date (but not later than the Last Date to Exercise), your estate or heirs may exercise the vested portion of your SARs.

Disability or Retirement	If your Service terminates because of your Disability or Retirement, then your SARs shall fully vest and your SARs will expire at the close of business at Company headquarters on the date three (3) years after your termination date (but not later than the Last Date to Exercise).

Leaves of Absence

For purposes of this award of SARs, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this award of SARs, you must notify the Company by filing the proper “Notice of Exercise” form at the address given on the form. All exercises must take place before, and your SARs will expire on, the Last Date to Exercise (shown on the cover sheet), or such earlier date following your death, disability, retirement or other termination of your service as otherwise provided herein. Your notice must specify how many SARs you wish to exercise. Your notice must also specify how the shares of Stock received on the exercise of your SARs should be registered (in your name only or in your and your spouse’s names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise the SARs after your death, that person must prove to the Company’s satisfaction that he or she is entitled to do so.

Payment for SARs	Upon your exercise of the SARs, the Company will pay you in shares of Stock an amount equal to the positive difference (if any) between the Fair Market Value of a share of Stock on the exercise date and the SAR Grant Price, multiplied by the number of SARs being exercised. Any fractional shares of Stock will be paid to you in cash.

Withholding Taxes	You will not be allowed to exercise the SARs unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the exercise of the SARs. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, withhold such amount from the proceeds of the exercise of your SARs, or withhold such amounts from other payments due to you from the Company or any Affiliate.

Transfer of SARs

Other than as provided in Section 10.2 of the Plan, during your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the SARs, and you cannot transfer or assign the SARs. For instance, you may not sell the SARs or use them as security for a loan. If you attempt to do any of these things, the SARs will immediately become invalid. You may, however, dispose of the SARS in your will or the SARs may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse’s interest in your SARs in any other way.

Retention Rights	Neither your SARs nor this Agreement give you the right to be retained by the Company (or any of its Affiliates) in any capacity. The Company (and any of its Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for shares of Stock received pursuant to the exercise of your SARS has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by the SARs and the SAR Grant Price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan. Your SARs shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan

The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding the SARs. Any prior agreements, commitments or negotiations concerning the SARs are superseded.

Data Privacy

In order to administer the Plan, the Company may process personal data about you. Such data includes but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting the SARs, you give explicit consent to the Company to process any such personal data. You also give explicit consent to the Company to transfer any such personal data outside the country in which you work or are employed, including, with respect to non-U.S. resident Grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting the SARs you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies. Please contact at to request paper copies of these documents.

Code Section 409A	It is intended that this award of SARs comply with Code Section 409A and Notice 2005-1 regarding the permissible deferral of compensation under the grant of stock-settled stock appreciation rights.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.